NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

1 of 16

JANUARY 27, 2025 GERMAN AMERICAN BANCORP, INC. (GABC) POSTS STRONG 4TH QUARTER AND ANNUAL 2024 EARNINGS; DECLARES 7.4% CASH DIVIDEND INCREASE

Jasper, Indiana: January 27, 2025 – German American Bancorp, Inc. (Nasdaq: GABC) reported strong fourth quarter 2024 earnings of $23.2 million, or $0.78 per share, reflecting a linked quarter increase of $2.2 million, or approximately 10% on a per share basis, from 2024 third quarter earnings of $21.0 million, or $0.71 per share. The Company also reported strong annual earnings of $83.8 million, or $2.83 per share, for the year ended December 31, 2024. This level of reported annual earnings resulted in a 12.2% return on average shareholders’ equity, marking the 20th consecutive fiscal year in which the Company has delivered a double-digit return on shareholders’ equity. The Company also announced a 7.4% increase to its quarterly cash dividend, marking the 13th consecutive year of increased cash dividends, reflecting the Company’s strong operations and healthy capital position.

The Company’s fourth quarter of 2024 operating performance was driven by a continued expansion of its net interest margin and broad-based loan and deposit growth. The quarter was also highlighted by continued strong credit metrics, growing non-interest income, and controlled non-interest expense.

Net interest income for the fourth quarter 2024 increased $2.4 million, or 5%, over linked third quarter 2024 net interest income. Net interest margin for the fourth quarter of 2024 of 3.54% reflects a 7 basis point expansion over linked third quarter net interest margin of 3.47%, driven largely by lower deposit costs resulting from a decline in the federal funds rate and, to a lesser extent, a relatively stable yield on earning assets.

Fourth quarter 2024 end of period total deposits increased $57.8 million, or 4% on an annualized linked quarter basis, compared to the third quarter of 2024, mostly as a result of the seasonal inflow of public fund deposits. Non-interest bearing accounts remained sequentially stable at just over 26% of total deposits.

During the fourth quarter of 2024, total loans increased $63.9 million, or 6% on an annualized linked quarter basis, with all categories of loans showing growth with the exception of residential mortgage. The Company’s loan portfolio composition remained diverse and its credit metrics strong, as non-performing assets were 0.18% of period end assets and non-performing loans totaled 0.27% of period end loans.

Both non-interest income and expenses trended favorably in the fourth quarter of 2024 over linked third quarter 2024. Non-interest income was up 2%, driven mostly by a 3% increase in wealth management fees as a result of increased assets under management due to continued strong new business and healthy capital markets. Non-interest expense declined $287,000, or 1%, compared to the third quarter of 2024.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

2 of 16

The Company’s 2024 reported annual earnings represented a decrease of only $2.1 million, or approximately 3% on a per share basis, from the Company’s prior year 2023 earnings level of $85.9 million, or $2.91 per share.

The 2024 operating performance was highlighted by the sale of the Company’s existing insurance division, a partial restructuring of its securities portfolio, and the announcement of its proposed acquisition of Columbus, Ohio-based Heartland BancCorp. These transactions, coupled with a strong operating performance in the back half of 2024, should provide momentum for solid balance sheet and earnings per share growth into 2025.

In 2024, the Company was named to Piper Sandler’s Sm-All Stars, Raymond James Community Bankers Cup, S&P Global’s Top Performing Community Bank list, Bank Director Top Banks list, Forbes America’s Best Bank list, and Newsweek’s Best Regional Bank list, all of which recognize top tier performance in banking. “The consistent profitability, growth and operational efficiency that led to these honors is a testament to the dedication of our team of professionals diligently serving our customers and communities each and every day,” stated D. Neil Dauby, German American’s Chairman and CEO.

The Company also announced a 7.4% increase in the level of its regular quarterly cash dividend, as its Board of Directors declared a regular quarterly cash dividend of $0.29 per share, which will be payable on February 20, 2025 to shareholders of record as of February 10, 2025.

Dauby stated, “We are extremely pleased to deliver yet another quarter and year of solid operating performance as German American positions itself for future continued growth. We are extremely excited about the long-term growth potential in connection with a normalizing yield curve, a strong organic growth footprint and the Company’s pending merger with Heartland BancCorp, which has now received all necessary shareholder and regulatory approvals. This acquisition is a strategically compelling and financially attractive opportunity that should drive long-term shareholder value. Thanks to the dedicated efforts of our relationship-focused team of professionals, we are confident that our strong community presence, healthy financial condition and disciplined approach to risk management and earnings growth will continue to drive future profitability. We remain excited and committed to the vitality and future growth of our Indiana, Kentucky and now Ohio communities.”

Balance Sheet Highlights

Total assets for the Company totaled $6.296 billion at December 31, 2024, representing an increase of $35.0 million compared with September 30, 2024 and an increase of $143.7 million compared with December 31, 2023. The increase in total assets at December 31, 2024 compared with September 30, 2024 was largely related to an increase in total loans, partially offset by a reduction in securities available-for-sale resulting from a decline in the fair value of the securities portfolio. The increase at December 31, 2024 compared to December 31, 2023 was largely attributable to increases in total loans and federal funds sold and other short-term investments, partially mitigated by a reduction of the securities portfolio.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

3 of 16

December 31, 2024 total loans increased $63.9 million, or 6% on an annualized basis, compared with September 30, 2024 and increased $155.4 million, or 4%, compared with December 31, 2023. The increase during the fourth quarter of 2024 compared with September 30, 2024 was broad-based across most segments of the portfolio. Commercial and industrial loans increased $0.9 million, or just under 1% on an annualized basis, commercial real estate loans increased $44.9 million, or 8% on an annualized basis, while agricultural loans grew $13.6 million, or 13% on an annualized basis, and retail loans grew by $4.5 million, or 2% on an annualized basis.

The composition of the loan portfolio has remained relatively stable and diversified over the past several years, including 2024. The portfolio is most heavily weighted in commercial real estate loans at 54% of the portfolio, followed by commercial and industrial loans at 16% of the portfolio, and agricultural loans at 10% of the portfolio. The Company’s commercial lending is extended to various industries, including multi-family housing and lodging, agribusiness and manufacturing, as well as health care, wholesale, and retail services. The Company’s commercial real estate portfolio has limited exposure to office real estate, with office exposure totaling approximately 5% of the total loan portfolio.

End of Period Loan Balances	12/31/2024	9/30/2024	12/31/2023
(dollars in thousands)

Commercial & Industrial Loans	$671,038	$670,104	$661,529
Commercial Real Estate Loans	2,224,872	2,179,981	2,121,835
Agricultural Loans	431,037	417,473	423,803
Consumer Loans	448,872	439,382	407,889
Residential Mortgage Loans	357,448	362,415	362,844
	$4,133,267	$4,069,355	$3,977,900

The Company’s allowance for credit losses totaled $44.4 million at December 31, 2024, $44.1 million at September 30, 2024 and $43.8 million at December 31, 2023. The allowance for credit losses represented 1.08% of period-end loans at December 31, 2024, 1.09% of period-end loans at September 30, 2024 and 1.10% of period-end loans at December 31, 2023.
Non-performing assets totaled $11.1 million at December 31, 2024, $9.7 million at September 30, 2024 and $9.2 million at December 31, 2023. Non-performing assets represented 0.18% of total assets at December 31, 2024, 0.15% at September 30, 2024 and 0.15% at December 31, 2023. Non-performing loans represented 0.27% of total loans at December 31, 2024, 0.24% at September 30, 2024 and 0.23% at December 31, 2023.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

4 of 16

Non-performing Assets
(dollars in thousands)
	12/31/2024	9/30/2024	12/31/2023
Non-Accrual Loans	$10,934	$9,701	$9,136
Past Due Loans (90 days or more)	188	—	55
Total Non-Performing Loans	11,122	9,701	9,191
Other Real Estate	—	—	—
Total Non-Performing Assets	$11,122	$9,701	$9,191

December 31, 2024 total deposits increased $57.8 million, or 4% on an annualized basis, compared to September 30, 2024 and increased $76.1 million, or 1%, compared with December 31, 2023. The increase at December 31, 2024 compared to September 30, 2024 was primarily attributable to seasonal inflows of public entity funds. The Company has continued to see some customer movement from both interest bearing and non-interest bearing transactional accounts to time deposits due primarily to a higher interest rate environment. Non-interest bearing deposits have remained relatively stable as a percent of total deposits with December 31, 2024 non-interest deposits totaling 26% of total deposits while non-interest deposits totaled 27% at September 30, 2024 and 28% at December 31, 2023.

End of Period Deposit Balances	12/31/2024	9/30/2024	12/31/2023
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,399,270	$1,406,405	$1,493,160
IB Demand, Savings, and MMDA Accounts	3,013,204	2,955,306	2,992,761
Time Deposits < $100,000	327,080	349,824	289,077
Time Deposits > $100,000	589,521	559,744	477,965
	$5,329,075	$5,271,279	$5,252,963

At December 31, 2024, the capital levels for the Company and its subsidiary bank, German American Bank (the “Bank”), remained well in excess of the minimum amounts needed for capital adequacy purposes and the Bank’s capital levels met the necessary requirements to be considered well-capitalized.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

5 of 16

	12/31/2024 Ratio	9/30/2024 Ratio	12/31/2023 Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	17.15%	17.22%	16.50%
Bank	15.02%	15.28%	14.76%
Tier 1 (Core) Capital (to Risk Weighted Assets)
Consolidated	15.72%	15.76%	14.97%
Bank	14.23%	14.46%	14.04%
Common Tier 1 (CET 1) Capital Ratio (to Risk Weighted Assets)
Consolidated	15.02%	15.04%	14.26%
Bank	14.23%	14.46%	14.04%
Tier 1 Capital (to Average Assets)
Consolidated	12.28%	12.30%	11.75%
Bank	11.12%	11.29%	11.03%

Results of Operations Highlights – Year ended December 31, 2024

Net income for the year ended December 31, 2024 totaled $83,811,000, or $2.83 per share, a decline of $2,077,000, or approximately 3% on a per share basis, from the year ended December 31, 2023 net income of $85,888,000, or $2.91 per share. Net income for the year ended December 31, 2024 included merger-related transaction costs associated with the Company's pending merger with Heartland BancCorp ("Heartland") that totaled approximately $1,370,000, $1,082,000 after-tax, or $0.04 per share.

Net income for the year end December 31, 2024 was impacted by the sale of substantially all of the assets of German American Insurance, Inc. ("GAI") during the second quarter of 2024. The all-cash sale price totaled $40.0 million and resulted in an after-tax gain, net of transaction costs, of approximately $27,476,000, or $0.93 per share. GAI net income, excluding the after-tax gain, contributed approximately $767,000, or $0.03 per share, during 2024 compared with net income of $1,639,000, or $0.06 per share, during the full year of 2023.

Net income for the year ended December 31, 2024 was also impacted by a securities portfolio restructuring transaction whereby available-for-sale securities totaling approximately $375 million in book value were sold. The approximate loss on these securities totaled $34,893,000, $27,189,000 after tax, or $0.92 per share, and was included in earnings for the second quarter of 2024. The proceeds from the securities sold were reinvested by the end of the third quarter of 2024.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

6 of 16

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Year Ended December 31, 2024			Year Ended December 31, 2023

	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$151,907	$7,697	5.07%	$39,452	$1,677	4.25%
Securities	1,534,433	47,496	3.10%	1,629,610	48,270	2.96%
Loans and Leases	4,035,670	241,344	5.98%	3,835,157	213,195	5.56%
Total Interest Earning Assets	$5,722,010	$296,537	5.19%	$5,504,219	$263,142	4.78%

Liabilities
Demand Deposit Accounts	$1,420,412			$1,553,082
IB Demand, Savings, and
MMDA Accounts	$3,012,073	$54,303	1.80%	$3,055,251	$40,484	1.33%
Time Deposits	872,429	36,319	4.16%	588,142	16,432	2.79%
FHLB Advances and Other Borrowings	196,480	9,830	5.00%	210,837	9,307	4.41%
Total Interest-Bearing Liabilities	$4,080,982	$100,452	2.46%	$3,854,230	$66,223	1.72%

Cost of Funds			1.76%			1.20%
Net Interest Income		$196,085			$196,919
Net Interest Margin			3.43%			3.58%

During the year ended December 31, 2024, net interest income, on a non tax-equivalent basis, totaled $190,591,000, which was relatively stable compared to the year ended December 31, 2023 net interest income of $190,433,000.

The tax equivalent net interest margin for the year ended December 31, 2024 was 3.43% compared with 3.58% for the year ended December 31, 2023. The decline in the net interest margin in 2024 compared with 2023 was largely driven by an increased cost of funds and a lower level of accretion of loan discounts on acquired loans. The cost of funds increased 56 basis points year over year. Accretion of loan discounts on acquired loans contributed approximately 3 basis points to the net interest margin in 2024 and 5 basis points in 2023. Accretion of discounts on acquired loans totaled $1,507,000 during 2024 and $2,814,000 during 2023.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

7 of 16

During the year ended December 31, 2024, the Company recorded a provision for credit losses of $2,775,000, as compared to the provision for credit losses of $2,550,000 recorded for the year ended December 31, 2023.

During the year ended December 31, 2024, non-interest income increased $2,399,000, or 4%, compared with the year ended December 31, 2023. The year ended December 31, 2024 non-interest income was positively impacted by the net proceeds of the sale of the GAI assets that totaled approximately $38,323,000 and was negatively impacted by $34,893,000 related to the net loss recognized on the securities restructuring transaction.

	Year Ended	Year Ended
Non-interest Income	12/31/2024	12/31/2023
(dollars in thousands)

Wealth Management Fees	$14,416	$11,711
Service Charges on Deposit Accounts	12,669	11,538
Insurance Revenues	4,384	9,596
Company Owned Life Insurance	2,058	1,731
Interchange Fee Income	17,125	17,452
Sale of Assets of German American Insurance	38,323	—
Other Operating Income	5,419	5,830
Subtotal	94,394	57,858
Net Gains on Sales of Loans	3,054	2,363
Net Gains on Securities	(34,788)	40
Total Non-interest Income	$62,660	$60,261

Wealth management fees increased $2,705,000, or 23%, during 2024 compared with 2023. The increase during 2024 was largely attributable to continued increases in assets under management due to healthy capital markets and strong new business results, as compared to the year ended December 31, 2023.

Insurance revenues declined $5,212,000, or 54%, during 2024 compared with 2023, as a result of the sale of the assets of GAI effective June 1, 2024, with only five months of revenue being recognized by the Company during 2024. The year ended December 31, 2024 included $38,323,000 in net proceeds for the sale of the GAI assets.

Net gains on sales of loans increased $691,000, or 29%, during the year ended December 31, 2024 compared with the year ended December 31, 2023. The increase during 2024 compared with 2023 was related to both a higher volume of loans sold and improved pricing levels. Loan sales totaled $130.7 million during 2024 compared with $109.0 million during 2023.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

8 of 16

The net loss on securities during the year ended December 31, 2024 totaled $34,788,000 and was primarily related to the net loss recognized on the securities restructuring transaction previously discussed.

During the year ended December 31, 2024, non-interest expense totaled $146,377,000, an increase of $1,880,000, or 1%, compared to the year ended December 31, 2023. The increase in non-interest expenses during the year ended 2024 was in large part the result of professional fees related to the previously mentioned GAI asset sale and the pending merger transaction with Heartland, which totaled approximately $2,759,000.

	Year Ended	Year Ended
Non-interest Expense	12/31/2024	12/31/2023
(dollars in thousands)

Salaries and Employee Benefits	$82,257	$83,244
Occupancy, Furniture and Equipment Expense	14,944	14,467
FDIC Premiums	2,908	2,829
Data Processing Fees	12,243	11,112
Professional Fees	8,147	5,575
Advertising and Promotion	3,939	4,857
Intangible Amortization	2,032	2,840
Other Operating Expenses	19,907	19,573
Total Non-interest Expense	$146,377	$144,497

Salaries and benefits declined $987,000, or 1%, during the year ended December 31, 2024 compared with the year ended December 31, 2023. The decline in salaries and benefits during 2024 compared with 2023 was largely related to the GAI asset sale.

Data processing fees increased $1,131,000, or 10%, during the year ended December 31, 2024 compared with the year ended December 31, 2023. The increase during 2024 compared with 2023 was largely driven by costs associated with enhancements to the Company’s digital banking and data systems.

Professional fees increased $2,572,000, or 46%, during the year ended December 31, 2024 compared with 2023. The increase during 2024 compared with 2023 was attributable to the professional fees associated with the sale of assets of GAI and the pending merger with Heartland, which totaled $2,759,000 for the two transactions.

Advertising and promotion expense declined $918,000, or 19%, during 2024 compared with 2023 as the Company employed a more targeted focus for sponsorships and contributions during 2024.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

9 of 16

Intangible amortization expense consists primarily of amortization associated with the core deposit intangible of acquired deposit portfolios. Intangible amortization decreased $808,000, or 28%, during 2024 compared with 2023 and was largely related to the accelerated method for which the intangible assets are amortized.

Results of Operations Highlights – Quarter ended December 31, 2024

Net income for the fourth quarter of 2024 totaled $23,211,000, or $0.78 per share, an increase of 10% on a per share basis, compared with the third quarter of 2024 net income of $21,048,000, or $0.71 per share, and an increase of 7% on a per share basis compared with the fourth quarter of 2023 net income of $21,507,000, or $0.73 per share.

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	December 31, 2024			September 30, 2024			December 31, 2023

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$238,883	$2,792	4.65%	$164,154	$2,223	5.39%	$36,927	$473	5.09%
Securities	1,545,772	12,579	3.26%	1,490,807	12,157	3.26%	1,527,306	11,903	3.12%
Loans and Leases	4,094,333	62,356	6.06%	4,052,673	61,424	6.03%	3,921,967	56,257	5.69%
Total Interest Earning Assets	$5,878,988	$77,727	5.27%	$5,707,634	$75,804	5.29%	$5,486,200	$68,633	4.98%

Liabilities
Demand Deposit Accounts	$1,422,400			$1,411,377			$1,507,780
IB Demand, Savings, and
MMDA Accounts	$3,058,257	$13,638	1.77%	$2,970,716	$13,836	1.85%	$3,010,984	$12,433	1.64%
Time Deposits	911,613	9,235	4.03%	888,639	9,539	4.27%	709,534	6,577	3.68%
FHLB Advances and Other Borrowings	214,915	2,650	4.91%	191,548	2,684	5.57%	202,555	2,394	4.69%
Total Interest-Bearing Liabilities	$4,184,785	$25,523	2.43%	$4,050,903	$26,059	2.56%	$3,923,073	$21,404	2.16%

Cost of Funds			1.73%			1.82%			1.55%
Net Interest Income		$52,204			$49,745			$47,229
Net Interest Margin			3.54%			3.47%			3.43%

During the fourth quarter of 2024, net interest income, on a non tax-equivalent basis, totaled $51,032,000, an increase of $2,438,000, or 5%, compared to the third quarter of 2024 net interest income of $48,594,000 and an increase of $5,425,000, or 12%, compared to the fourth quarter of 2023 net interest income of $45,607,000.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

10 of 16

The increase in net interest income during the fourth quarter of 2024 compared with both the third quarter of 2024 and the fourth quarter of 2023 was primarily driven by an improved net interest margin and a higher level of average earning assets.

The tax-equivalent net interest margin for the quarter ended December 31, 2024 was 3.54% compared with 3.47% in the third quarter of 2024 and 3.43% in the fourth quarter of 2023. The improvement in the net interest margin during the fourth quarter of 2024 compared with the third quarter of 2024 was largely driven by an overall lower cost of funds while the yield on earning assets remained relatively stable. The improvement in cost of funds was driven by the lower short-term market interest rates and the Company's ability to correspondingly lower deposit costs. The increase in the net interest margin during the fourth quarter of 2024 compared with the same period of 2023 was largely driven by an increased yield on earning assets, partially mitigated by an in increased cost of funds.

The Company’s net interest margin and net interest income have been impacted by accretion of loan discounts on acquired loans. Accretion of discounts on acquired loans totaled $617,000 during the fourth quarter of 2024, $237,000 during the third quarter of 2024 and $280,000 during the fourth quarter of 2023. Accretion of loan discounts on acquired loans contributed approximately 4 basis points to the net interest margin in the fourth quarter of 2024 and 2 basis points in both the third quarter of 2024 and the fourth quarter of 2023.

During both the third and fourth quarters of 2024, the Company recorded a provision for credit losses of $625,000. The Company recorded no provision in the fourth quarter of 2023. Net charge-offs totaled $313,000, or 3 basis points on an annualized basis, of average loans outstanding during the fourth quarter of 2024 compared with $447,000, or 4 basis points on an annualized basis, of average loans during the third quarter of 2024, and $881,000, or 9 basis points on an annualized basis, of average loans during the fourth quarter of 2023.

During the quarter ended December 31, 2024, non-interest income totaled $14,114,000, an increase of $313,000, or 2%, compared with the third quarter of 2024 and a decline of $1,480,000, or 9%, compared with the fourth quarter of 2023. The decline in the fourth quarter of 2024 compared to the same period of 2023 was the result of the sale of the GAI assets, with no insurance revenues recognized in the fourth quarter of 2024 and three months of revenue in the fourth quarter of 2023.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

11 of 16

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	12/31/2024	9/30/2024	12/31/2023
(dollars in thousands)

Wealth Management Fees	$3,687	$3,580	$3,198
Service Charges on Deposit Accounts	3,344	3,330	2,885
Insurance Revenues	—	—	2,266
Company Owned Life Insurance	616	476	455
Interchange Fee Income	4,244	4,390	4,371
Sale of Assets of German American Insurance	—	—	—
Other Operating Income	1,593	1,251	1,887
Subtotal	13,484	13,027	15,062
Net Gains on Sales of Loans	630	704	532
Net Gains (Losses) on Securities	—	70	—
Total Non-interest Income	$14,114	$13,801	$15,594

Wealth management fees increased $107,000, or 3%, during the fourth quarter of 2024 compared with the third quarter of 2024 and increased $489,000, or 15%, compared with the fourth quarter of 2023. The increase during the fourth quarter of 2024 compared with both the third quarter of 2024 and the fourth quarter of 2023 was driven by increased assets under management driven by healthy capital markets and continued strong new business results.

Service charges on deposit accounts increased $14,000, or less than 1%, during the quarter ended December 31, 2024 compared with the third quarter of 2024 and increased $459,000, or 16%, compared with the fourth quarter of 2023. The increase during the fourth quarter of 2024 compared with the fourth quarter of 2023 was largely related to increased customer utilization of deposit services.

No insurance revenues were recognized during the third or fourth quarters of 2024 as a result of the the sale of the assets of GAI effective June 1, 2024. Insurance revenues declined $2,266,000 during the fourth quarter of 2024, compared with the fourth quarter of 2023, due to the sale.

Other operating income increased $342,000, or 27%, during the fourth quarter of 2024 compared with the third quarter of 2024 and declined $294,000, or 16%, compared with the fourth quarter of 2023. The increase during the fourth quarter of 2024 compared with the third quarter of 2024 was primarily attributable to fees associated with interest rate swap transactions with loan customers. The decline during the fourth quarter of 2024 compared with the fourth quarter of 2023 was largely attributable to the gain on sale of real estate related to the consolidation of various branch office facilities during the fourth quarter of 2023.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

12 of 16

During the quarter ended December 31, 2024, non-interest expense totaled $35,839,000, a decline of $287,000, or 1%, compared with the third quarter of 2024, and an increase of $105,000, or less than 1%, compared with the fourth quarter of 2023. Non-interest expenses were impacted during both the third and fourth quarters of 2024 by the pending merger transaction with Heartland. Merger-related transaction costs totaled approximately $198,000 during the fourth quarter of 2024 and $747,000 during the third quarter of 2024.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	12/31/2024	9/30/2024	12/31/2023
(dollars in thousands)

Salaries and Employee Benefits	$20,404	$19,718	$20,948
Occupancy, Furniture and Equipment Expense	3,773	3,880	3,513
FDIC Premiums	714	755	701
Data Processing Fees	3,257	3,156	2,835
Professional Fees	1,178	1,912	1,170
Advertising and Promotion	951	941	1,151
Intangible Amortization	438	484	636
Other Operating Expenses	5,124	5,280	4,780
Total Non-interest Expense	$35,839	$36,126	$35,734

Salaries and benefits increased $686,000, or 3%, during the quarter ended December 31, 2024 compared with the third quarter of 2024 and declined $544,000, or 3%, compared with the fourth quarter of 2023. The increase in salaries and benefits during the fourth quarter of 2024 compared with the third quarter of 2024 was primarily the result of increased health insurance benefit costs. The decline in salaries and benefits during the fourth quarter of 2024 compared with the fourth quarter of 2023 was due in large part to a lower level of full-time equivalent employees resulting from the sale of the assets of GAI during the second quarter of 2024.

Data processing fees increased $101,000, or 3%, during the fourth quarter of 2024 compared with the third quarter of 2024 and increased $422,000, or 15%, compared with the fourth quarter of 2023. The increase during the fourth quarter of 2024 compared with the fourth quarter of 2023 was largely driven by costs associated with enhancements to the Company’s digital banking and data systems.

Professional fees declined $734,000, or 38%, in the fourth quarter of 2024 compared with the third quarter of 2024 and increased $8,000, or less than 1%, compared with the fourth quarter of 2023. The decline during the fourth quarter of 2024 compared with the third quarter of 2024 was primarily attributable to higher merger-related transaction fees in the third quarter of 2024.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

13 of 16

About German American

German American Bancorp, Inc. is a Nasdaq-listed (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 74 banking offices in 20 contiguous southern Indiana counties and 14 counties in Kentucky.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions.

These forward-looking statements include, but are not limited to, statements relating to the goals, intentions and expectations of German American Bancorp, Inc. ("German American"); statements regarding German American’s business plan and growth strategies; statements regarding the asset quality of German American’s loan and investment portfolios; and the pending merger of Heartland BancCorp ("Heartland") with and into German American (the "Merger") and related benefits, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger; and estimates of German American’s risks and future costs and benefits, whether with respect to the Merger or otherwise.

Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.changes in interest rates and the timing and magnitude of any such changes;
b.unfavorable economic conditions, including a prolonged period of inflation, and the resulting adverse impact on, among other things, credit quality;
c. the soundness of other financial institutions and general investor sentiment regarding the stability of financial institutions;
d. changes in our liquidity position;
e. the impacts of epidemics, pandemics or other infectious disease outbreaks;
f.    changes in competitive conditions;
g.    the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;
h.    changes in customer borrowing, repayment, investment and deposit practices;

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

14 of 16

i.    changes in fiscal, monetary and tax policies;
j.    changes in financial and capital markets;
k.    capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
l.    risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base or employee base of the acquired institution or branches, and difficulties in integration of the acquired operations;

m.    factors driving credit losses on investments;

n.    the impact, extent and timing of technological changes;
o.    potential cyber-attacks, information security breaches and other criminal activities;
p.    litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
q.    actions of the Federal Reserve Board;
r.    changes in accounting principles and interpretations;
s.    potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
t.    actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
u.    impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
v.    the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends;
w. with respect to the Merger: (i) the required regulatory approvals remaining in effect; (ii) failure of either company to satisfy any of the other closing conditions to the transaction on a timely basis or at all; (iii) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; and (iv) the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, unexpected credit quality problems of the acquired loans or other assets, or unexpected attrition of the customer base of the acquired institution or branches, or as a result of the strength of the economy, competitive factors in the areas where German American and Heartland do business, or as a result of other unexpected factors or events; and
x.    other risk factors expressly identified in German American’s cautionary language included under the headings “Forward-Looking Statements and Associated Risk” and “Risk Factors” in German American’s Annual Report on Form 10-K for the year ended December 31, 2023, and other documents subsequently filed by German American with the SEC.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

15 of 16

Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	December 31, 2024	September 30, 2024	December 31, 2023
ASSETS
Cash and Due from Banks	$69,249	$77,652	$78,805
Short-term Investments	120,043	118,403	37,025
Investment Securities	1,517,640	1,548,347	1,597,185

Loans Held-for-Sale	8,239	9,173	5,226

Loans, Net of Unearned Income	4,124,902	4,061,149	3,971,082
Allowance for Credit Losses	(44,436)	(44,124)	(43,765)
Net Loans	4,080,466	4,017,025	3,927,317

Stock in FHLB and Other Restricted Stock	14,423	14,488	14,687
Premises and Equipment	104,045	105,419	106,776
Goodwill and Other Intangible Assets	183,043	183,548	186,664
Other Assets	198,762	186,852	198,513
TOTAL ASSETS	$6,295,910	$6,260,907	$6,152,198

LIABILITIES
Non-interest-bearing Demand Deposits	$1,399,270	$1,406,405	$1,493,160
Interest-bearing Demand, Savings, and Money Market Accounts	3,013,204	2,955,306	2,992,761
Time Deposits	916,601	909,568	767,042
Total Deposits	5,329,075	5,271,279	5,252,963

Borrowings	210,131	204,153	193,937
Other Liabilities	41,637	40,912	41,740
TOTAL LIABILITIES	5,580,843	5,516,344	5,488,640

SHAREHOLDERS’ EQUITY
Common Stock and Surplus	421,943	421,262	418,996
Retained Earnings	513,588	498,340	461,622
Accumulated Other Comprehensive Income (Loss)	(220,464)	(175,039)	(217,060)
SHAREHOLDERS’ EQUITY	715,067	744,563	663,558

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,295,910	$6,260,907	$6,152,198

END OF PERIOD SHARES OUTSTANDING	29,677,093	29,679,466	29,584,709

TANGIBLE BOOK VALUE PER SHARE (1)	$17.93	$18.90	$16.12

(1) Tangible Book Value per Share is defined as Total Shareholders’ Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
INTEREST INCOME
Interest and Fees on Loans	$62,045	$61,140	$56,058	$240,241	$212,517
Interest on Short-term Investments	2,792	2,223	473	7,697	1,677
Interest and Dividends on Investment Securities	11,718	11,290	10,480	43,105	42,462
TOTAL INTEREST INCOME	76,555	74,653	67,011	291,043	256,656

INTEREST EXPENSE
Interest on Deposits	22,873	23,375	19,010	90,622	56,916
Interest on Borrowings	2,650	2,684	2,394	9,830	9,307
TOTAL INTEREST EXPENSE	25,523	26,059	21,404	100,452	66,223

NET INTEREST INCOME	51,032	48,594	45,607	190,591	190,433
Provision for Credit Losses	625	625	—	2,775	2,550
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	50,407	47,969	45,607	187,816	187,883

NON-INTEREST INCOME
Net Gains on Sales of Loans	630	704	532	3,054	2,363
Net Gains (Losses) on Securities	—	70	—	(34,788)	40
Other Non-interest Income	13,484	13,027	15,062	94,394	57,858
TOTAL NON-INTEREST INCOME	14,114	13,801	15,594	62,660	60,261

NON-INTEREST EXPENSE
Salaries and Benefits	20,404	19,718	20,948	82,257	83,244
Other Non-interest Expenses	15,435	16,408	14,786	64,120	61,253
TOTAL NON-INTEREST EXPENSE	35,839	36,126	35,734	146,377	144,497

Income before Income Taxes	28,682	25,644	25,467	104,099	103,647
Income Tax Expense	5,471	4,596	3,960	20,288	17,759

NET INCOME	$23,211	$21,048	$21,507	$83,811	$85,888

BASIC EARNINGS PER SHARE	$0.78	$0.71	$0.73	$2.83	$2.91
DILUTED EARNINGS PER SHARE	$0.78	$0.71	$0.73	$2.83	$2.91

WEIGHTED AVERAGE SHARES OUTSTANDING	29,678,443	29,679,464	29,575,398	29,656,416	29,557,567
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	29,678,443	29,679,464	29,575,398	29,656,416	29,557,567

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended			Year Ended
		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.45%	1.35%	1.43%	1.34%	1.42%
	Annualized Return on Average Equity	12.67%	11.97%	15.45%	12.22%	14.70%
	Annualized Return on Average Tangible Equity (1)	16.90%	16.20%	23.26%	16.72%	21.69%
	Net Interest Margin	3.54%	3.47%	3.43%	3.43%	3.58%
	Efficiency Ratio (2)	53.38%	56.15%	55.87%	49.18%	55.09%
	Net Overhead Expense to Average Earning Assets (3)	1.48%	1.56%	1.47%	1.46%	1.53%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.03%	0.04%	0.09%	0.05%	0.08%
	Allowance for Credit Losses to Period End Loans	1.08%	1.09%	1.10%
	Non-performing Assets to Period End Assets	0.18%	0.15%	0.15%
	Non-performing Loans to Period End Loans	0.27%	0.24%	0.23%
	Loans 30-89 Days Past Due to Period End Loans	0.33%	0.28%	0.33%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$6,384,219	$6,216,284	$6,036,242	$6,233,753	$6,037,874
	Average Earning Assets	$5,878,988	$5,707,634	$5,486,200	$5,722,010	$5,504,219
	Average Total Loans	$4,094,333	$4,052,673	$3,921,967	$4,035,670	$3,835,157
	Average Demand Deposits	$1,422,400	$1,411,377	$1,507,780	$1,420,412	$1,553,082
	Average Interest Bearing Liabilities	$4,184,785	$4,050,903	$3,923,073	$4,080,982	$3,854,230
	Average Equity	$732,698	$703,377	$556,914	$685,862	$584,106

	Period End Non-performing Assets (4)	$11,122	$9,701	$9,191
	Period End Non-performing Loans (5)	$11,122	$9,701	$9,191
	Period End Loans 30-89 Days Past Due (6)	$13,727	$11,501	$13,208

	Tax-Equivalent Net Interest Income	$52,204	$49,745	$47,229	$196,085	$196,919
	Net Charge-offs during Period	$313	$447	$881	$2,104	$2,953

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense less Intangible Amortization divided by the sum of Net Interest Income, on a tax-equivalent basis, and Non-interest Income less Net Gains (Losses) on Securities.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.